Exhibit 10.5

LEV PHARMACEUTICALS, INC.

675 Third Avenue

Suite 2200

New York, NY 10017

July 15, 2008

Judson Cooper

c/o Lev Pharmaceuticals, Inc.

675 Third Avenue

Suite 2200

New York, NY 10017

Dear Mr. Cooper:

Reference is made to the Agreement and Plan of Merger by and among ViroPharma Incorporated (“Buyer”), HAE Acquisition Corp (“Sub”), and Lev Pharmaceuticals, Inc. (the “Company”), dated July 15, 2008 (the “Merger Agreement”) and the Second Amended and Restated Employment Agreement between you and the Company dated December 20, 2007 (the “Employment Agreement”). Unless otherwise specified herein, capitalized terms used herein without definition have the meanings ascribed in the Merger Agreement or the Employment Agreement, as applicable.

This letter agreement (the “Agreement”) sets forth our mutual agreement concerning (i) your resignation as an executive officer and employee of the Company effective immediately after the closing of the transactions (the “Merger”) contemplated by the Merger Agreement (the “Closing”), (ii) the payments that will be made to you and (iii) amends the restrictions on competition set forth in the Employment Agreement.

1. Resignation. Your employment with the Company and its subsidiaries and affiliates will terminate in all capacities immediately after the Closing (the “Effective Time”).

2. Payments. The Company will provide you with the following payments and benefits:

(a) An amount equal to $14,365,000, which represents 3.25% of the Enterprise Value ($442,000,001) of the Company without regard to the Contingent Value Rights issued in connection with the Merger (such amount being, the “Total Transaction Amount”). The Total Transaction Amount shall be paid as follows:

(i) That portion of the Total Transaction Amount which is attributable to the Transaction Fee, or $6,630,000, shall be paid in a lump sum, subject to receipt by the Company and Buyer of a mutual release in the form attached hereto signed by You, on the Closing Date.

(ii) That portion of the Total Transaction Amount which is attributable to the severance amounts payable to you pursuant to Section 8(b) of the Employment Agreement (the “Severance Amount”) shall be paid in a lump sum on the day after the six-month period starting on the date of Closing. To illustrate, if the Closing occurs on September 30, 2008, the Severance Amount would be $6,377,823 and the payment will be made on March 31, 2009.

(iii) The remaining portion of the Total Transaction Amount (less the parties good faith determination of the cost of the benefits provided in Section 2(c) below) which is attributable to the Gross-Up Payment described in Section 8(e) of the Employment Agreement (the “Gross-Up Amount”) shall be paid to you when such taxes are remitted but in no event later than the last day of the taxable year following the taxable year in which you are required to pay the Excise Tax.

In accordance with Section 8(c) of the Employment Agreement, subject to receipt by the Company and Buyer of a mutual release in the form attached hereto signed by you, on the Closing Date the Company will place the Severance Amount and the Gross-Up Amount into a “rabbi trust.” Such trust shall be maintained pursuant to a standard rabbi trust arrangement by and among you, the Company, and an independent trustee providing for the timely payment of the amounts held in the trust (the “Trust Arrangement”). The Trust Arrangement shall be maintained until all sums held in the trust have been paid.

(b) As soon as practicable following, but in no event more than thirty (30) days following, the date that the First CVR Payment Amount is deemed earned, the Enterprise Value shall be increased to $522,363,637 and the Buyer shall pay you an additional amount equal to $1,205,455 as an additional Transaction Fee payment on such date. As soon as practicable following, but in no event more than thirty (30) days following, the date that the Second CVR Payment Amount is deemed earned, the Enterprise Value will increase to $602,727,274 and the Buyer shall pay you an additional amount equal to $1,205,455 as an additional Transaction Fee payment on such date. Any additional Gross-Up Payments applicable to each additional Transaction Fee payments and to the payment of the CVRs up to the applicable Cap (which in each case increases by $2,611,818) shall be paid by the Company within the time specified in Section 2(a)(iii) above. The first CVR Payment Amount and the Second CVR Payment Amount shall not be subject to the rabbi trust provisions described above and shall be paid in accordance with this Section 2(b).

(c) Continuation of Insurance Coverage. As provided in Section 7(e)(ii)(B) of the Employment Agreement, the Company or the Buyer will continue (or provide comparable substitute coverage) your health, dental, disability and life insurance coverage as in effect on the date of your termination, and pay the applicable premiums, until the earlier of (a) December 31, 2012 or (b) the date on which you are covered under another comparable plan. You agree to notify the Company in writing within 15 (fifteen) days in the event that you obtain coverage under another such plan.

(d) 401(k) Plan. You will be entitled to receive your vested accrued benefits under the Company’s 401(k) plan in accordance with the terms and conditions of such plan.

(e) Options; Restricted Stock. Your options to purchase the Company’s Common stock and your restricted shares of Common Stock will be deemed fully vested at the Closing and will be treated as contemplated in the Merger Agreement.

(f) Accrued Compensation. You shall also be entitled to receive the Accrued Compensation in accordance with the Employment Agreement.

3. Restrictive Covenants.

(a) Non-competition. Effective as of the Closing, Section 9(d) of the Employment Agreement is amended in its entirety to read as follows:

“Cooper agrees that during the period beginning on the Closing Date and ending three years after the Closing Date (the “Noncompete Restricted Period”), he shall not, except for a Permitted Activity, directly or indirectly, for his own benefit or for the benefit of any other person or entity (whether as an officer, director, employee, partner, joint venturer, consultant, investor or otherwise):

(i)	Engage in direct competition with the Business (as defined below);

(ii)	Solicit, encourage or induce any person or entity, or any affiliate of any person or entity, which, as of the Closing Date is a vendor or customer of the Company, to sever its, or not enter into a, or reduce a, relationship with the Company, Sub or Buyer relating to the Business; or

(iii)	For purposes hereof, the term “Business” shall mean the development and commercialization of therapeutic products for the (x) sole and primary purpose of the treatment and/or prevention of hereditary angioedema and/or (y) involving a human C-1 esterase inhibitor.

For purposes hereof, “Permitted Activity” means (i) the ownership of publicly-traded securities of any entity not exceeding 3% of the total amount outstanding of such securities, (ii) following Cooper’s notice to Buyer, the direct employment with a government entity or university (or contracting relationship with such an entity or university solely as an individual contributor) other than work performed for a university that directly benefits a competitor of the Company or is performed in connection with a project the subject matter of which is in direct competition with the products or services offered by the Company as of the Closing Date or (iii) accepting employment (or performing services for) any entity whose business is diversified but which engages in the Business, so long as (A) Cooper does not render any services or assistance to any division or part of such entity that is in any way engaged in the Business, and (B) Buyer shall have received, prior to Cooper rendering any services or assistance, written assurance from such entity that Cooper shall not render any services or assistance to any division or part of such entity that is in any way engaged in the Business; provided that the Permitted Activity does not include (a) any operational management position in any such entity referenced in (i) above or (b) any activity described in Section 9(d)(ii) above.

(b) Non-solicitation of Employees. Effective as of the Closing, Section 9(e) of the Employment Agreement is amended in its entirety to read as follows:

“Cooper agrees that during the period beginning on the Closing Date and ending one year after the Closing Date, he shall not (i) solicit for employment or recruit (whether as an employee, principal, consultant or otherwise) any person who is an employee of or consultant to the Company immediately prior to the Closing Date, or (ii) induce or encourage any such person to sever his/her relationship with the Company or Buyer; provided, that the provisions of this Section 9(e) shall not be violated if such employee or consultant or former employee or consultant (x) responds to a general advertisement for services not specifically directed at such person, or (y) has been terminated by the Company or the Buyer. This provision shall not apply to Joshua Schein.”

(c) Notwithstanding anything to the contrary, you shall not be required to comply with any provision of Sections 9(d) or 9(e) of the Employment Agreement if the amounts required to be paid pursuant to Section 2 of this Agreement are not timely paid.

4. Communications. You and the Buyer agree that the press release and any related statements regarding your resignation will be in the form to be mutually agreed upon, and that no subsequent comments should be made to the media or through other public statements by either party or by any subsidiary, officer or director of the Buyer regarding your departure that are inconsistent with such statement. From and after the Effective Time, you will refrain from taking actions or making public statements, written or oral, which denigrate, disparage or defame the goodwill or reputation of the Buyer and its subsidiaries and their former and current executive officers and directors. From and after the Effective Time, the Buyer will refrain, and will cause its executive officers and directors to refrain, from taking actions or making public statements, written or oral, which denigrate, disparage or defame your reputation. The restrictions set forth in this Section 4 will be subject to such exceptions as are required by law or in connection with a judicial proceeding.

5. Release. On or prior to the Closing Date, You, the Company, and the Buyer will enter into a mutual release in the form attached hereto.

6. Indemnification. The Buyer shall continue to provide, and shall cause its subsidiaries to continue to provide you with indemnification, expense advancement, exculpation of liabilities and directors and officers liability insurance, with respect to actions or inactions by you as an officer or director of the Company (or any of its subsidiaries) prior to the Effective Time to the fullest extent permitted by law.

7. No Set-Off or Mitigation. The Company’s and/or the Buyer’s obligations to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against you or others. In no event shall you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not you obtain other employment (other than the obligation to continue benefits coverage as provided in Section 2(b) above).

8. Miscellaneous.

(a) Effect on Employment Agreement. Except as set forth herein, the Employment Agreement remains in full force and effect. In the event that the Merger has not been consummated prior to the Expiration Date (as defined in the Merger Agreement), this Agreement shall be null, void and of no further force and effect.

(b) Taxes. Any payments made or benefits provided to you under this Agreement will be reduced by any applicable federal and state withholding and employment taxes. Nothing herein shall amend the provisions of the Employment Agreement that relate to the determination as to whether an Excise Tax is due and the amount of such Excise Tax.

(c) Survival of Provisions. The following sections of the Employment Agreement shall survive the termination of your employment, Sections 8 (as clarified and modified herein), 9 (as modified herein), 10, 11, 12, 14, 17, 19, 21, and 22.

(d) Legal Expenses. The Company will pay the legal fees incurred by you in connection with the Merger.

(e) Enforceability/Severability. The parties hereto affirmatively acknowledge that this Agreement, and each of its provisions, is enforceable, and expressly agree not to challenge nor raise any defense against the enforceability of this Agreement or any of its provisions in the future. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

(f) Successors. This Agreement shall be binding on you and the Company and your’s and the Company’s respective heirs, successors and assigns, including without limitation, the Buyer. Your obligations under this Agreement may not be assigned. The obligations of the Company under this Agreement may not be assigned except to a successor to all or substantially all of the business or assets of the Company or by operation of law. In the event of your death, all future payments hereunder will be made to your estate or designated beneficiary.

(g) Injunctive Relief. Notwithstanding anything to the contrary in the Employment Agreement, any breach of the restrictive covenant obligations, including any breach of the non-competition or non-solicitation provisions shall be subject to the remedy provisions, including injunctive relief enforced by a court of competent jurisdiction, of Section 9(f) of the Employment Agreement.

LEV PHARMACEUTICALS, INC.

By	/s/ Joshua D. Schein
Name:	Joshua D. Schein
Title:	Chief Executive Officer
Dated:	July 15, 2008

Accepted and Agreed:

/s/ Judson Cooper
Judson Cooper
Dated:	07/15/08

ACKNOWLEDGED AND AGREED IN ALL RESPECTS

ViroPharma Incorporated

By	/s/ Vincent J. Milano
Name:
Title:
Dated:

Annex A

FORM OF RELEASE

GENERAL RELEASE AGREEMENT

This is a General Release Agreement (“General Release”) between Judson Cooper (“You”), Lev Pharmaceuticals, Inc., (“the Company”) and ViroPharma Incorporated (“Buyer”).

(a) General Release. In consideration of the Company’s obligations under the Agreement dated July 15, 2008 between Lev Pharmaceuticals, Inc., (“the Company”) and ViroPharma Incorporated (“Buyer”) (the “Agreement”) and for other valuable consideration, You hereby release and forever discharge the Company, its subsidiaries and affiliates and each of their respective officers, employees, directors and agents (the “Company Releases”) from any and all claims, actions and causes of action (collectively, “Claims”), including, without limitation, any Claims arising under any applicable federal, state, local or foreign law, that You may have, or in the future may possess, arising out of (x) your employment relationship with and service as a director, employee or officer of the Company or any of its subsidiaries or affiliates, and the termination of such relationship or service, or (y) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that the release set forth herein will not apply to (A) the obligations of the Company under the Agreement and the Employment Agreement and Merger Agreement referenced therein. You further agree that the payments and benefits described in the Agreement will be in full satisfaction of any and all claims for payments or benefits, whether express or implied, that You may have against the Company or any of its subsidiaries or affiliates arising out of your employment relationship, your service as a director, employee or officer of the Company or any of its subsidiaries or affiliates and the termination thereof. You hereby acknowledge and confirm that You are providing the release and discharge set forth herein only in exchange for consideration in addition to anything of value to which You are already entitled. You acknowledge and agree that if You should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the Company Releases with respect to any cause, matter or thing which is the subject of this Section (a), this General Release may be raised as a complete bar to any such action, claim or proceeding, and the applicable Company Releasee may recover from You all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees. This is a General Release except as set forth herein. By signing this General Release, You are agreeing to forego all claims or potential claims against the Company except as set forth herein. You agree that this release will extinguish all claims which have arisen at any time up to the time You sign this General Release except as set forth herein.

(b) Release of Unknown Claims. You understand and agree that the claims released herein by You are intended to and do include any and all claims of every nature and kind whatsoever, known or unknown, suspected or unsuspected, which You have or may have against any person or entity You released above and You expressly consent that this General Release shall be given full force and effect according to each and all of its expressed terms and provisions, including as well those relating to unknown and unspecified claims, charges, demands, suits, actions, causes of action and debts, if any, and those relating to any other claims, charges, demands, suits, actions, causes of action and debts hereinabove specified. You acknowledge that You are aware that You may hereafter discover claims or facts in addition to, or different from, those which You now know or believe to exist with respect to the subject matter covered by this General Release and which, if known or suspected at the time of executing this General Release, may have materially affected this General Release or your decision to enter into it. Nevertheless, You hereby waive any rights, claims or causes of action that might arise as a result of such different or additional claims or facts. You agree not to file, join in or prosecute further any lawsuits against the Company, concerning any matter in any way arising out of or relating in any way to any matter, act, occurrence, omission, practice, conduct, policy, event, or transaction on or before the date of this General Release. By signing this General Release, You agree not to sue the Company with respect to any claims that have been released herein. You expressly represent that as of the date that You sign this General Release, You have no pending grievances, claims, complaints, administrative charges or lawsuits against the Company or any other released party.

(c) Releases: Without limiting the generality of the General Release, You specifically acknowledge and agree that, except as set forth herein, You are knowingly and voluntarily releasing each and all of the following persons, companies, and entities from any and all claims You have or may have: Lev Pharmaceuticals, Inc. and ViroPharma Incorporated and any and all past, present, and/or future parent, subsidiary, affiliate, related business entity, employee benefit plan or fund, and its and their respective past, present, and/or future officers, directors, employees, agents, predecessors, successors, purchasers, attorneys, assigns, and representatives.

(d) Company Release. The Company and its subsidiaries and affiliates, including, without limitation, the Buyer (the “Company Releasors”) hereby release and forever discharge You, your estate and your legal representatives (the “Individual Releases”) from any and all known and unknown Claims, including, without limitation, any Claims arising under any applicable federal, state, local or foreign law, that it may have, or in the future may possess, arising out of (x) your employment relationship with and service as a director, employee or officer of the Company or any of its subsidiaries or affiliates or predecessors, and the termination of such relationship or service, or (y) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that the release set forth herein will not apply to your obligations under this Agreement. The Company acknowledges and agrees that if it or any other Company Releasor should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against You or the Individual Releases with respect to any cause, matter or thing which is the subject of this Section, this Agreement may be raised as a complete bar to any such action, claim or proceeding, and You or the applicable Individual Release may recover from the Company Releasors all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees.

(e) No Waiver: The Parties recognize, acknowledge and agree that the failure by a Party to enforce any term of this General Release shall not constitute a waiver of any rights or deprive the Party of the right to insist thereafter upon strict adherence to that or any other term of this General Release, nor shall a waiver of any breach of this General Release constitute a waiver of any preceding or succeeding breach. No waiver of a right under any provision of this General Release shall be binding unless made in writing and signed by the Party.

(f) Miscellaneous: The validity and construction of this General Release or of any of its terms or provisions shall be determined under the laws of the State of New York, regardless of any principles of conflicts of laws or choice of laws of any jurisdiction. You represent and warrant that no person had or has or claims any interest in the claims referred to anywhere in this General Release. You also represent and warrant that You have not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any claim against the Company or portion thereof or interest therein, and will not assign or otherwise transfer, any claim or demand relating to any matter covered by this General Release or the consideration to be paid pursuant thereto. The Parties agree that this General Release shall inure to the benefit of the officers, directors, employees, agents, parents, affiliates, predecessors, successors, purchasers, assigns, and representatives of the Company. The Parties agree that this General Release shall not be modified, waived or amended except in writing signed by each of the Parties.

(g) Consultation with Attorney: You acknowledge that You have been advised by the Company to consult an attorney regarding the terms of this General Release before signing it, and state that You have consulted with your attorney regarding this General Release, and that in executing this General Release You have not relied upon any representations or statements by the Company or any of its respective agents, representatives, employees, or attorneys regarding the subject matter, basis, or effect of this General Release.

JUDSON COOPER REPRESENTS THAT HE HAS READ THIS GENERAL RELEASE, THAT BASED THEREON, HE UNDERSTANDS ALL OF ITS TERMS, AND THAT HE ENTERS INTO THIS GENERAL RELEASE VOLUNTARILY AND WITH FULL KNOWLEDGE OF ITS EFFECT.

Date	Signature

LEV PHARMACEUTICALS, INC.

By:
Date

VIROPHARMA INCORPORATED

By:
Date